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                                                                  CONFORMED COPY



                            SUBSCRIPTION AGREEMENT


     SUBSCRIPTION AGREEMENT dated as of September 21, 2000 between MRM CAPITAL TRUST I, a statutory business trust organized under the laws of the State of Delaware (the "Trust"), and Mutual Group Ltd., a Delaware corporation (the "Buyer").

     WHEREAS, the Buyer desires to purchase from the Trust and the Trust desires to sell to the Buyer Auction Rate Reset Common Securities (liquidation amount of $1,000 per common security) (the "Common Securities"), representing an aggregate liquidation amount of approximately 3% of the total capital of the Trust;

     NOW, THEREFORE, the parties hereto agree as follows:

     Section 1. The Sale. Upon the terms and subject to the conditions of this Agreement, on September 21, 2000 (the "Closing Date"), the Trust will issue, sell and deliver to the Buyer, and the Buyer will accept and purchase from the Trust, 1,240 Common Securities (the "Share Amount").

     Section 2. Purchase Price. Upon the terms and subject to the conditions contained in this Agreement, and in consideration of the issuance, sale and delivery of the Share Amount pursuant to Section 1, on the Closing Date, the Buyer will pay or cause to be paid to the Trust $1,240,000 (the "Purchase Price").
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     IN WITNESS WHEREOF, each of the Trust and the Buyer has caused this
Subscription Agreement to be duly executed as of the date first above written.

                                   MRM CAPITAL TRUST I


                                   By: /s/ Richard O'Brien
                                       ----------------------------------
                                       Title: Administrative Trustee



                                   MUTUAL GROUP LTD.


                                   By: /s/ Elizabeth Price
                                       ----------------------------------
                                       Title: